Exhibit 4.1

FORM OF amendment No. 1 to the

Series F Warrant to purchase Common Stock

This amendment No. 1 to the SERIES F WARRANT TO PURCHASE COMMON STOCK (This “agreement”) is made as of April 24, 2020, by and between Windtree Therapeutics, Inc., a Delaware corporation (the “Company”) and the undersigned holder (“Holder”). The Company and the Holder are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company issued to the Holder that certain Series F Warrant to Purchase Common Stock on December 24, 2018 (the “Warrant”), which, among other things, entitles the Holder to purchase [_________] shares of common stock, par value $0.001 per share of the Company (the “Warrant Shares”); and

WHEREAS, in accordance with Section 8 of the Warrant, the Company and the Holder hereby wish to amend the Warrant (as more fully set forth below).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

AGREEMENT

1.     Definitions. Any and all capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Warrant.

2.     Insertion of New Section 1(g) into the Warrant. A new Section 1(g) of the Warrant as set forth below is hereby inserted into the Warrant immediately following Section 1(f) thereof:

“The Holder irrevocably agrees with the Company that, for a period of ninety (90) days following the earlier of (i) the closing date of the Company’s next public offering of securities, or (ii) December 24, 2020, the Holder will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Holder or any Attribution Party or any person in privity with the Holder or any Attribution Party), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of Common Stock or securities convertible, exchangeable or exercisable into, shares of Common Stock beneficially owned, held or hereafter acquired by the Holder (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the Securities are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 1(g).”

3.     Amendment to Section 14(h) of the Warrant. Section 14(h) of each Warrant is hereby deleted in its entirety and replaced with:

““Expiration Date” means December 24, 2020 or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), then the next date that is not a Holiday.”

4.     Governing Law. This Agreement and the Parties’ rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

5.     Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs and permitted assigns. No Party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other Parties.

6.     Counterparts. This Agreement may be executed in any number of separate counterparts, all of which shall constitute one agreement. Execution and delivery of this Agreement may be effected by pdf, facsimile, or other electronic transmission of signature pages.

7.     Amendments. This Agreement may be amended, modified or waived only in a writing signed by each of the Parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Series F Warrant to Purchase Common Stock as of the date first written above.

WINDTREE THERAPEUTICS, INC.

By: ____________________________________

Name: _Craig Fraser________________________

Title: __President and Chief Executive Officer___

[Signature Page to Amendment No. 1 to Series F Warrant to Purchase Common Stock]

HOLDER:

Entity Name:

By: ____________________________________

Name: __________________________________

Title: __________________________________

[Signature Page to Amendment No. 1 to Series F Warrant to Purchase Common Stock]